CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Declares Dividend

Indiana, Pa. - July 18, 2018 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York, declared a $0.25 per share cash dividend at its regular meeting held July 16, 2018. This dividend is a 25% increase compared to a $0.20 dividend in the same period last year.
The annualized yield using the July 16, 2018 closing price of $43.93 is 2.3%. The dividend is payable August 16, 2018 to shareholders of record on August 2, 2018.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $7.0 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com or www.stbank.com.